Exhibit 10.14
FIFTH AMENDMENT TO
AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

This Fifth Amendment to Amended and Restated Loan and Security Agreement is dated as of January 19, 2023 (the “Amendment”) by and among COMERICA BANK (“Bank”), LIMEADE, INC., a Washington corporation (“Limeade”), LIMEADE TECHNOLOGIES CANADA INC., a Quebec corporation (“Technologies”) and TINYhr Inc., a Delaware corporation dba TINYpulse (“Tiny”; Limeade, Technologies and Tiny are each a “Borrower” and collectively, the “Borrowers” provided that each reference to “Borrower” or “Borrowers” in this Agreement and the Loan Documents shall mean and refer to each Borrower, individually, and/or to all the Borrowers, collectively and in the aggregate, as determined by Bank as the context may require).

RECITALS

A.Limeade, Technologies and Bank are parties to that certain Amended and Restated Loan and Security Agreement dated as of May 10, 2019 as amended from time to time including without limitation by that certain First Amendment and Waiver to Amended and Restated Loan and Security Agreement dated as of June 17, 2020 and that certain Second Amendment to Amended and Restated Loan and Security Agreement dated as of December 30, 2020 and that certain Third Amendment, Consent and Joinder to Amended and Restated Loan and Security Agreement dated as of November 12, 2021 and that certain Fourth Amendment to Amended and Restated Loan and Security Agreement (the “Fourth Amendment”) dated as of August 3, 2022 (as the same may from time to time be amended, restated, modified and/or supplemented, the “Agreement”).

B.Bank and Borrowers wish to amend the Agreement in accordance with the terms of this Amendment.

NOW, THEREFORE, the parties agree as follows:

1. 1. Amendments

1.1The following terms and their respective definitions are hereby added to Exhibit A of the Loan Agreement in their respective alphabetical order, or amended in Exhibit A of the Loan Agreement, as the case may be:

“Borrowing Base” means, as of any date of determination, an amount equal to eighty percent (80%) of Eligible Accounts, all as determined by Bank with reference to the most recent Borrowing Base Certificate delivered by Borrower or from other information then available to Bank including information obtained from working capital or other similar audits conducted by or on behalf of Bank; less such reserves as may be established by Bank in its good faith credit judgment, from time to time; provided, that the advance rate above and the definitions of Borrowing Base and Eligible Accounts set forth herein are subject to adjustment by Bank after the Closing Date, in its sole discretion, based on its audits and examinations of the Collateral. The Borrowing Base shall not include the aggregate amount of gift card liabilities to the extent there are unpaid receivables from the same customer or account debtor (and Borrowers shall reflect such aggregate amount as an additional contra ineligible on each Borrowing Base Certificate).

“Borrowing Base Certificate” means the certificate substantially in the form attached as Exhibit D to the Fifth Amendment.

“Credit Card Services Sublimit” means a sublimit for corporate credit cards and e-commerce or merchant account services under the Revolving Line not to exceed One Hundred Thousand Dollars ($100,000).

“Fifth Amendment” means the Fifth Amendment to Amended and Restated Loan and Security Agreement dated as of the Fifth Amendment Date, by and among Borrowers and Bank.

“Fifth Amendment Date” means January 19, 2023.

“Revolving Line” means (i) until the Revolving Line Increase Milestone is satisfied, a Credit Extension of up to Six Million Dollars ($6,000,000) (inclusive of the aggregate face amount of Letters of Credit issued under the Letter of Credit Sublimit and the aggregate limits of the corporate credit cards issued to Borrowers and merchant credit card processing reserves under the Credit Card Services Sublimit), and (ii) thereafter, a Credit Extension of up to Fifteen Million Dollars ($15,000,000) (inclusive of the aggregate face amount of Letters of Credit issued under the Letter of Credit Sublimit and the aggregate limits of the corporate credit cards issued to Borrowers and merchant credit card processing reserves under the Credit Card Services Sublimit).

“Revolving Line Increase Milestone” means Bank has received evidence satisfactory to Bank that (i) each Borrower’s Collection Account has been set up and is fully functional and Borrowers have notified all account debtors and other parties obligated to Borrowers to remit payments to such Collection Account/Springing DOF Account and have caused all account debtors and other parties obligated to Borrowers to remit all payments made to Borrowers to such Collection Account(s)/Springing DOF Account(s), and (ii) accounts of Tiny maintained with any Person other than Bank have been closed (other than as expressly permitted pursuant to Section 6.6).

1.2The defined term “Non-Formula Amount” is hereby deleted from the Agreement.

1.3Section 4.4 (Lockbox). Section 4.4 is amended to read as follows

(a)Each Borrower shall at its sole expense establish and maintain (and Bank, at Bank’s option, may establish and maintain at Borrowers’ expense):

(i)A United States Post Office lock box (the “Lock Box”), to which Bank shall have exclusive access and control. Each Borrower expressly authorizes Bank, from time to time, to remove contents from the Lock Box, for disposition in accordance with this Agreement. Each Borrower agrees to notify all account debtors and other parties obligated to Borrower that all payments made to Borrower (other than payments by electronic funds transfer) shall be remitted, for the credit of Borrower, to the Lock Box, and Borrower shall include a like statement on all invoices.

(ii)A Business Deposit Capturesm feature at Bank (the “BDC”) by which all funds received by a Borrower from any source (other than through the Lock Box or electronic funds transfer payments) shall be immediately and directly deposited into the Collection Account (as defined below).

(b)Each Borrower agrees that immediately upon an Event of Default occurring and continuing, the Obligations shall be on a “remittance basis” in accordance with the following. Each Borrower agrees to notify all account debtors and other parties obligated to Borrower that all payments made to Borrower by electronic funds transfer shall be remitted to an account at Bank (each a “Collection Account”), and Borrower shall include a like statement on all invoices; Borrower’s Collection Account shall, upon the occurrence and during the continuance of an Event of Default, convert to a non-interest bearing deposit account with Bank (the “Springing DOF Account”) to which Bank shall have exclusive access and control;

(c)Upon the occurrence and during the continuance of an Event of Default each Borrower shall hold in trust for Bank all amounts that Borrower receives despite the directions to make payments to the Lock Box or the Springing DOF Account, and immediately deliver such payments to Bank in their original form as received from the account debtor, with proper endorsements for deposit into the Lock Box or the Springing DOF Account, as applicable or process such payment items using the BDC check scanner. Each Borrower hereby authorizes Bank to transfer to the Springing DOF Account any amounts that Bank reasonably determines are proceeds of the Accounts (provided that Bank is under no obligation to do so and this allowance shall in no event relieve Borrower of its obligations hereunder).

(d) Each Borrower shall execute all documents and authorizations as required by Bank, including but not limited to, documentation and authorizations to establish and maintain the Lock Box and the Springing DOF Account. Borrower further acknowledges and agrees that: (i) Borrower is not an authorized signer on the Springing DOF Account;
(ii) Borrower shall not order or write checks on the Springing DOF Account; and (iii) the Springing DOF Account: (A) is non-interest bearing; and (B) may not be used to initiate or authorize debit transactions of any kind, including, but not limited to: writing of paper or electronic checks, over the counter withdrawals, ATM Card or Check Card withdrawals, account transfers from the account, ACH debit transactions and debit wire transfers.

(e) All items or amounts which are remitted to the Lock Box, the Springing DOF Account, or otherwise delivered by or for the benefit of a Borrower to Bank on account of partial or full payment of, or with respect to, any Collateral shall, on a daily basis, in accordance with Bank’s standard procedures and practices, be deposited to a Borrower’s Collection Account maintained at Bank so long as (i) no Event of Default has occurred and is continuing. If an Event of Default has occurred and is continuing, all items or amounts remitted to the Lock Box, the Springing DOF Account or otherwise delivered by or for the benefit of a Borrower to Bank shall, on a daily basis, be applied to the payment of any Obligations, whether then due or not, in such order or at such time of application as Bank may determine in its sole discretion. Each Borrower agrees that Bank shall not be liable for any loss or damage which a Borrower may suffer as a result of Bank’s processing of items or its exercise of any other rights or remedies under this Agreement, including without limitation indirect, incidental, special, consequential, or punitive damages, loss of revenues or profits, or any claim, demand or action by any third party arising out of or in connection with the processing of items or the exercise of any other rights or remedies under this Agreement. Each Borrower agrees to indemnify and hold Bank harmless from and against all such third party claims, demands or actions, and all related expenses or liabilities, including, without limitation, attorneys’ fees and including claims, damages, fines, expenses, liabilities or causes of action of whatever kind resulting from Bank's own negligence, except to the extent (but only to the extent) caused by Bank’s gross negligence or willful misconduct.

1.4Section 6.6 (Accounts). Section 6.6 of the Agreement is amended in its entirety and replaced with the following:

6.6Accounts.

(a)Each Borrower shall, and shall cause each of its Subsidiaries, to maintain at all times all of its depository, operating and investment accounts in the United States with Bank and each Borrower shall maintain its Lockbox in the United States at Bank. Notwithstanding the foregoing, (i) Limeade may maintain an account at Stifel used exclusively for employee stock based compensation provided that the aggregate amount maintained in such account does not at any time exceed Fifty Thousand Dollars ($50,000), and (ii) Tiny may maintain an account at BIZX provided that the aggregate amount maintained in such account does not at any time exceed Twenty Five Thousand Dollars ($25,000), and (iii) Subsidiaries of Borrowers may maintain accounts outside the United States provided that the aggregate amount maintained in all accounts outside the United States held by Subsidiaries (including Limeade GmbH and Tiny Vietnam), collectively, does not at any time exceed Five Hundred Thousand Dollars ($500,000).

1.5Clause (b) of Section 6.7 (Minimum Liquidity). Section 6.7(b) of the Agreement is amended to read as follows:

(b)Minimum Liquidity. Borrowers shall at all times maintain a Liquidity of not less than Five Hundred Thousand Dollars ($500,000). As used in this Section 6.7(b), “Liquidity” means the sum of unrestricted cash maintained at Bank plus the net amount of Advances available under Section 2.1(b)(i).

1.6Section 6.13 (Australian Stock Exchange (ASX) Financial Statements, Reports, Certificates). Section 6.13 is amended to read as follows:

6.13 SEC Filings. Borrowers shall comply with all applicable SEC reporting requirements and timely file with the Securities and Exchange Commission (and any Governmental Authority succeeding to any or all of the functions of the SEC or with any national securities exchange) applicable reports, including 10K, 10Q, and 8K reports, and shall deliver to Bank, within five (5) days of filing, notification of the filing and copies of all periodic and other reports, proxy statements and other materials filed by Borrower and/or any of its Subsidiaries with the Securities and Exchange Commission. For the avoidance of doubt, as long as Borrowers are complying with all applicable SEC reporting requirements, nothing in this Section 6.13 shall require Borrowers to deliver to Bank copies of statements filed by Borrowers with the ASX (Australian Stock Exchange).

1.7Section 8.11 (DOF and Accounts). A new Section 8.11 is added to the Agreement to read as follows:

8.11 DOF and Accounts. If the Revolving Line Increase Milestone is not achieved within ninety (90) days after the Fifth Amendment Date.

1.8Exhibit D (Borrowing Base Certificate). Exhibit D (Borrowing Base Certificate) attached to the Agreement is amended and replaced with Exhibit D (Borrowing Base Certificate), attached hereto.

1.9Exhibit E (Compliance Certificate).    Exhibit E (Compliance Certificate) attached to the Agreement is amended and replaced with Exhibit E (Compliance Certificate), attached hereto.

2.Representations. Each Borrower represents and agrees that:

2.1Except as expressly modified or waived in this Amendment, (i) the representations and warranties set forth in the Agreement and in each of the Loan Documents remain true and correct in all material respects, except to the extent that they expressly speak as of a specific prior date, and the Schedule to the Agreement remains true and correct in all material respects, and (ii) the covenants set forth in the Agreement continue to be satisfied in all respects, and are legal, valid and binding obligations with the same force and effect as if entirely restated in this Amendment.

2.2When executed, this Amendment will be a duly authorized, legal, valid, and binding obligation of Borrowers enforceable in accordance with its terms, and will not conflict with or violate any of a Borrower’s formation documents or any agreement, instrument, law, or order to which a Borrower or any material portion of its assets is subject or bound.

2.3The corporate resolutions delivered to Bank in connection with this Amendment remain in full force and effect, have not been amended, repealed or rescinded in any respect and may continue to be relied upon by Bank until written notice to the contrary is received by Bank, the officers named therein continue to hold those offices, and each Borrower continues to be in good standing under the laws of the state of its incorporation.

2.4After giving effect to this Amendment, there is no default continuing under the Agreement, or any related document, agreement, or instrument, and no event has occurred or condition exists that is or, with the giving of notice or lapse of time or both, would be such a default.

3.Unless otherwise defined, all initially capitalized terms in this Amendment shall be as defined in the Agreement.

4.The Agreement, as amended hereby, shall be and remain in full force and effect in accordance with its respective terms and hereby is ratified and confirmed in all respects.

5.Provided that Borrowers comply with the terms and conditions of this Amendment and the Agreement after the date of this Amendment, Bank waives any requirement of compliance under the Agreement (a) with Section 6.13 (ASX Reporting), as such Section was in effect prior to the date of this Amendment, for the period beginning with the quarter ending September 30, 2022 through the date of this Amendment, (b) with Section 4.4 (as amended by Section 2.4 of the Fourth Amendment) prior to December 7, 2022, and (c) with Section 6.6 with respect to accounts of Limeade GmbH maintained outside the United States as of August 31, 2022 and November 30, 2022, with respect to accounts of Tiny maintained with Silicon Valley Bank and with BIZX during the period beginning 120 days after the Third Amendment Date through the date of this Amendment and with respect to accounts of Limeade maintained at Stifel through the date of this Amendment. Bank does not waive any failure to comply with the above- referenced Sections of the Agreement after the date of this Amendment, or any other failure by a Borrower to perform its Obligations under the Loan Documents at any time, and this waiver shall not establish any course of dealing between the parties. This waiver is not a continuing waiver with respect to any failure to perform any Obligation, is specific as to content and time and shall not constitute a waiver of any other current or future failure to comply with any covenants contained in the Agreement or the terms and conditions of any other documents signed by a Borrower in favor of Bank, and Borrowers agree to comply with such covenants, terms and conditions at all other times. The Bank may still exercise its rights or any other or further rights against Borrowers because of any noncompliance not waived herein. Except as expressly set forth herein, the execution, delivery, and performance of this Amendment shall not operate as a waiver of, or as an amendment of, any right, power, or remedy of Bank under the Agreement, as in effect prior to the date hereof. Each Borrower ratifies and reaffirms the continuing effectiveness of the Agreement and all instruments, documents and agreements entered into in connection with the Agreement.

6.Each Borrower represents and warrants that the representations and warranties contained in the Agreement are true and correct in all material respects as of the date of this Amendment, and, except for the Existing Defaults, no Event of Default has occurred and is continuing.

7.This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one instrument.

8.Sections 11 and 12 of the Agreement are incorporated herein, mutatis mutandis.

9.As a condition to the effectiveness of this Amendment, Bank shall have received, in form and substance reasonably satisfactory to Bank, the following:

(a)this Amendment, duly executed by Borrowers;

(b)an officer’s certificate of each Borrower with respect to incumbency and resolutions, duly completed and executed by each Borrower;

(c)an amount equal to all Bank Expenses incurred in connection with this Amendment; and

(d)such other documents, and completion of such other matters, as Bank may reasonably deem necessary or appropriate.

[signature page follows]

[SIGNATURE PAGE TO FIFTH AMENDMENT TO AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the date first above written. Each Borrower also acknowledges and agrees that Borrower’s electronic signature below indicates Borrower’s agreement to, and intention to be legally bound by, the terms and conditions of this Amendment. If Bank determines in its reasonable discretion that the Amendment or any Loan Document has not been timely executed by a Borrower, the Amendment or any related Loan Document contained in the associated Docusign envelope, will be nullified and voided and such Loan Documents will need to be updated and resent upon terms and conditions satisfactory to all parties. Each Borrower hereby agrees that Bank shall not have any liability of any nature or kind to any a loan party, including, but not limited to Borrower, in connection therewith.

LIMEADE, INC.    COMERICA BANK

By: Henry Albrecht     By: Shane Merkord

Name: Henry Albrecht    Name: Shane Merkord
Title: Chief Executive Officer    Title: Senior Vice President

LIMEADE TECHNOLOGIES CANADA INC.

By: Henry Albrecht
     Name: Henry Albrecht
Title: Managing Director

TINYHR INC.

By: Henry Albrecht

Name: Henry Albrecht
Title: Chief Executive Officer